EXHIBIT 15.1
May 4, 2026

The Board of Directors and Stockholders of Alexander’s, Inc.
210 Route 4 East
Paramus, New Jersey 07652

We are aware that our report dated May 4, 2026, on our review of the interim financial information of Alexander’s, Inc. appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, is incorporated by reference in Registration Statement No. 333-212838 on Form S-8.

/s/ DELOITTE & TOUCHE LLP
New York, New York